Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports First Quarter 2021 Operating Results

PAOLI, PA., March 10, 2021 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2020.   Net income for the quarter ended December 31, 2020 amounted to $2.3 million, or $0.30 per fully diluted common share, compared with net income of $785,000, or $0.10 per fully diluted common share, for the quarter ended December 31, 2019. The increases in net income and diluted earnings per share from the first quarter of 2019 were primarily due to a decrease in provision for loan losses. Provision for loan losses for the quarter ended December 31, 2020 was $1.6 million lower than in the quarter ended December 31, 2019. Annualized return on average assets (“ROAA”) was 0.74 percent for the quarter ended December 31, 2020, compared to 0.26 percent for the quarter ended December 31, 2019, and annualized return on average equity (“ROAE”) was 6.38 percent for the quarter ended December 31, 2020, compared with 2.19 percent for the quarter ended December 31, 2019.

“The COVID-19 pandemic continues to create an unprecedented environment.  While we are seeing bright spots as business activity resumes, the economic outlook is still uncertain. We do not take for granted the segments of the market that have exhibited some return to normalcy as the operating environment is still fragile.  To that end, we continue to identify and proactively address credit issues, sustain good core operating income and adapt our business model to challenges and opportunities,” commented Anthony C. Weagley, President and Chief Executive Officer.

Ongoing Impact of COVID–19

The Company continues to take the necessary steps to protect the health and well-being of both its employees and clients, and to assist clients who have been impacted by the COVID-19 pandemic.  The Company also continues to focus on meeting the needs of its client base during the pandemic by maintaining close communication with both individual and commercial customers and considering deferral extensions on an as-needed and case-by-case basis.

There remains significant uncertainty about COVID-19, including the extent and duration of the impact on individuals, communities and the Company. While it is not possible to know at this time the full impact that COVID-19 will have on the Company’s operations, the Company will continue to disclose potentially material items of which it is aware.

Loan Deferrals

The Bank continues to provide payment deferrals and forbearances to business customers and mortgage customers that are experiencing hardship because of the effects of COVID-19.  At December 31, 2020, the Company had 16 COVID-19-related modified loan deferrals totaling approximately $68.9 million (down approximately $75.9 million or 52% from 43 COVID-19-related modified loan deferrals totaling approximately $144.8 million at September 30, 2020).  At March 8, 2021, the Company had seven COVID-19-related modified loan deferrals totaling $1.9 million or 0.2% of total loans. Of the remaining $1.9 million of loan deferrals, approximately $1.5 million or 79% of the deferrals are paying the contractual interest payments.

Paycheck Protection Program (“PPP”) Loans

The Company participated in the initial paycheck protection program, (“PPP”) when the program was officially launched by the SBA and Treasury Department under the CARES Act. Recognizing the significance of operational risk that this portfolio of loans poses, and the continued complexity and uncertainty surrounding evolving regulatory pronouncements regarding various aspects of the PPP, management reviewed several options for continued servicing of the PPP loan portfolio through forgiveness and beyond. After thoughtful consideration, the Company concluded that it is in the best interests of both the Bank and our PPP borrowers that the loans be serviced by an organization that has the servicing infrastructure in place to support the significant volume and short timeframe involved in the complex and evolving PPP forgiveness process. In that regard, in mid-December, the Bank sold substantially all of its PPP loans to a seasoned and experienced non-bank lender and servicer of SBA loans. In connection with the sale, the Company recognized a $202,000 net gain on the sale of approximately $19.7 million of PPP loans, which was recorded as non-interest income for the period ended December 31, 2020. We are currently working with the same third party in order for our customers to be able to participate in the updated PPP loan program adopted as part of the COVID-19 stimulus bill enacted in December 2020 as part of the 2021 Consolidated Appropriations Act.

Statement of Income Highlights at December 31, 2020

•

Net interest margin (“NIM”) increased to 2.62 percent for the quarter ended December 31, 2020, compared to 2.33 percent for the prior year’s quarter ended December 31, 2019 and 2.38 percent in the sequential quarter ended September 30, 2020. These increases were driven by the reduction in interest expense, partially offset by a decrease in interest-earning assets.  On a linked quarter basis, the average yield on interest-earning assets increased 15 basis points and the total cost of funds decreased 15 basis points, as the cost of interest-bearing deposits decreased 18 basis points.

•

Net interest income increased $416,000, or 6.0 percent, for the three months ended December 31, 2020 when compared to the three months ended December 31, 2019. The increase in net interest income was mainly attributable to a $1.7 million decrease in interest expense, partially offset by a $1.2 million decrease in interest income. On a linked quarter basis, net interest income increased $584,000, or 8.7 percent, for the three months ended December 31, 2020 when compared to the three months ended September 30, 2020. The increase in net interest income was mainly attributable to a $328,000 decrease in interest expense and a $256,000 increase in interest income.

•

The Company recorded a provision for loan losses of $550,000 during the three-month period ended December 31, 2020. For the fiscal year ended September 30, 2020, the Company recorded a provision for loan losses of $10.6 million, primarily to impairments related to one New York City commercial real estate loan that was affected by the COVID-19 pandemic.

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Return on average assets (1)	0.74%	(1.15%)	0.47%	0.61%	0.26%
Return on average equity (1)	6.38%	(9.54%)	4.06%	5.29%	2.19%
Net interest margin (1)	2.62%	2.38%	2.28%	2.24%	2.33%
Loans / deposits ratio	111.33%	116.62%	117.93%	111.02%	106.59%
Shareholders’ equity / total assets	11.73%	11.64%	11.92%	11.58%	11.40%
Efficiency ratio	58.3%	61.5%	66.7%	59.8%	60.3%
Book value per common share	$18.83	$18.47	$18.86	$18.67	$18.48

(1)	Annualized.

Linked Quarter Income Statement Data

(unaudited) (in thousands, except share and per share data)

For the quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Net interest income	$7,304	$6,720	$6,631	$6,793	$6,888
Provision for loan losses	550	7,400	435	625	2,150
Net interest income after provision for loan losses	6,754	(680)	6,196	6,168	4,738
Other income	1,224	692	389	964	443
Other expense	4,972	4,558	4,684	4,638	4,422
Income before income tax expense	3,006	(4,546)	1,901	2,494	759
Income tax expense (benefit)	733	(1,043)	447	586	(26)
Net income	$2,273	$(3,503)	$1,454	$1,908	$785
Earnings per common share
Basic	$0.30	$(0.46)	$0.19	$0.25	$0.10
Diluted	$0.30	$(0.46)	$0.19	$0.25	$0.10
Weighted average common shares outstanding
Basic	7,525,808	7,522,199	7,538,375	7,663,771	7,665,842
Diluted	7,526,376	7,522,360	7,538,375	7,663,771	7,665,842

Net Interest Income

Net interest income was $7.3 million for the quarter ended December 31, 2020, an increase of $416,000, or 6.0 percent, from $6.9 million for the quarter ended December 31, 2019. The NIM on an annualized basis increased from 2.33 for the quarter ended December 31, 2019 to 2.62 percent for the quarter ended December 31, 2020.

For the quarter ended December 31, 2020, NIM increased by 29 basis points to 2.62 percent, as compared to the quarter ended December 31, 2019. This increase was primarily driven by the decrease in the cost of interest-bearing deposits, which decreased by 67 basis points compared to the first fiscal quarter of 2020.

Total Interest Income

For the quarters ended December 31, 2020 and December 31, 2019, total interest income was $10.6 million and $11.8 million, respectively. Average interest-earning assets decreased $71.2 million for the quarter ended December 31, 2020 when compared to the quarter ended December 31, 2019, while the average yield on interest-earning assets declined 19 basis points when compared to the same period in 2019.  The average yield was primarily affected by the Federal Reserve Board’s zero rate policy.

Interest Expense

For the quarter ended December 31, 2020, interest expense decreased by $1.7 million, or 33.5 percent, to $3.3 million, compared to the quarter ended December 31, 2019.  The decrease in interest expense on deposits is primarily attributable to a decrease of $56.5 million in certificates of deposits, and a 67 basis point decrease in the rate on interest-bearing deposits.

The annualized average rate of total interest-bearing liabilities decreased 15 basis points to 1.30 percent for the quarter ended December 31, 2020, compared to 1.45% for the fourth (September 30, 2020) fiscal quarter of 2020.  For the quarter ended December 31, 2020, the average balance of total interest-bearing liabilities increased by $13.7 million, reflecting an increase in the average balance of total interest-bearing deposit accounts of $12.0 million and an increase in the average balance of borrowings of $1.7 million, compared to the quarter ended September 30, 2020.

Other Income

Other income increased $781,000, or 176.3 percent, during the first fiscal quarter of 2021 compared with the first fiscal quarter of 2020.  The increase in other income was primarily due to increases of $401,000 in net gains on sale of loans which includes $202,000 on the gain on sale of $19.7 million of PPP loans and $355,000 in net gains on sale of investments.  The gain on sale of loans was a result of a strategic effort to originate and sell residential loans in this low interest rate environment. The net gain on sale of investments resulted from managing and optimizing portfolio activity in the ordinary course of business.

Other Expense

Other expense for the quarter ended December 31, 2020 increased $550,000, or 12.4 percent, when compared to the quarter ended December 31, 2019. The increase was primarily due to increases of $222,000 in professional fees associated with legal, accounting, and audit expenses. Other increases included $147,000 in salaries and employee benefits due to normal increases to salary and benefits to support overall franchise growth, $125,000 in other operating expenses, and $79,000 in federal deposit insurance premium expense.

Income Taxes

The Company recorded $733,000 in income tax expense during the quarter ended December 31, 2020 compared to $26,000 in income tax benefit during the quarter ended December 31, 2019. The effective tax rates for the Company for the quarters ended December 31, 2020 and 2019 were 24.4 percent and (3.4) percent, respectively. During the quarter ended December 31, 2019, the Company recorded discrete items that reduced the effective tax rate.

Statement of Condition Highlights at December 31, 2020

•	Total assets stood at $1.221 billion at December 31, 2020, an increase of $12.6 million, or 1.0 percent, compared to September 30, 2020.
•	Deposits totaled $900.5 million at December 31, 2020, an increase of $9.6 million, or 1.1 percent, compared to September 30, 2020.
•

Non-performing assets (“NPAs”) were 1.87 percent of total assets at December 31, 2020 and September 30, 2020, Excluding one OREO property of $5.8 million, NPAs were 1.39 percent of total assets at December 31, 2020 and September 30, 2020. The allowance for loan losses as a percentage of total non-performing loans was 76.6 percent at December 31, 2020, compared to 74.1 percent at September 30, 2020.

Subsequent to December 31, 2020, on January 4, 2021, a $6.6 million non-accrual TDR commercial real estate loan was returned to accruing status. The loan is performing in accordance with its modified terms and has a positive payment history. Had this occurred prior to December 31, 2020, it would have reduced non-accrual loans from $16.2 million to $9.6 million and total non-performing assets from $22.8 million to $16.2 million and non-performing assets from 1.87 to 1.33 percent of total assets at December 31, 2020.

•	The Company’s ratio of shareholders’ equity to total assets was 11.73 percent at December 31, 2020, compared to 11.64 percent at September 30, 2020.
•	Book value per common share amounted to $18.83 at December 31, 2020, compared to $18.47 at September 30, 2020.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Cash and due from depository institutions	$83,764	$16,386	$30,653	$1,829	$1,337
Interest-bearing deposits in depository institutions	25,458	45,053	28,291	124,239	158,465
Investment securities, available for sale, at fair value	35,224	31,541	33,245	21,839	23,723
Investment securities held to maturity	14,161	14,970	15,921	18,046	20,578
Restricted stock, at cost	9,327	9,622	9,766	10,913	11,115
Loans receivable, net of allowance for loan losses	990,346	1,026,894	1,032,318	1,007,132	996,879
OREO	5,796	5,796	5,796	5,796	5,796
Accrued interest receivable	4,051	3,677	5,680	4,121	4,061
Operating lease right-of-use-assets	2,479	2,638	2,799	2,959	3,119
Property and equipment, net	6,154	6,274	6,355	6,476	6,594
Deferred income taxes, net	3,601	3,680	3,103	2,974	2,806
Bank-owned life insurance	25,564	25,400	20,270	20,144	20,018
Other assets	14,999	16,344	13,873	13,869	8,341
Total assets	$1,220,924	$1,208,275	$1,208,070	$1,240,337	$1,262,832
Deposits	$900,465	$890,906	$884,444	$915,900	$943,819
FHLB advances	130,000	130,000	130,000	133,000	133,000
Secured borrowings	—	4,225	4,225	4,225	4,250
Other borrowings	5,000	—	—	—	—
Subordinated debt	24,816	24,776	24,737	24,697	24,658
Operating lease liabilities	2,512	2,671	2,824	2,976	3,128
Other liabilities	14,865	15,104	18,309	16,389	10,442
Shareholders’ equity	143,266	140,593	143,531	143,150	143,535
Total liabilities and shareholders’ equity	$1,220,924	$1,208,275	$1,208,070	$1,240,337	$1,262,832

The following table sets forth the Company’s consolidated average statement of condition for the quarters presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Investment securities	$59,135	$48,549	$43,349	$40,165	$40,855
Interest-bearing cash accounts	21,690	27,996	76,828	148,580	122,234
Loans	1,032,483	1,045,595	1,033,246	1,015,017	1,010,979
Allowance for loan losses	(12,462)	(11,071)	(10,618)	(9,756)	(10,095)
All other assets	123,919	107,512	85,169	63,434	62,341
Total assets	$1,224,765	$1,218,581	$1,227,974	$1,257,440	$1,226,314
Non-interest-bearing deposits	$48,152	$49,139	$46,450	$41,916	$41,716
Interest-bearing deposits	854,649	842,727	852,330	892,583	864,317
FHLB advances	130,000	130,000	136,121	133,000	133,000
Other short-term borrowings	5,918	4,250	4,526	4,525	4,250
Subordinated debt	24,794	24,760	24,719	24,680	24,641
Other liabilities	18,689	20,853	20,509	16,440	14,805
Shareholders’ equity	142,563	146,852	143,319	144,296	143,585
Total liabilities and shareholders’ equity	$1,224,765	$1,218,581	$1,227,974	$1,257,440	$1,226,314

Deposits

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Demand:
Non-interest-bearing	$49,264	$50,422	$47,443	$42,874	$41,273
Interest-bearing	303,535	303,682	277,238	291,191	327,956
Savings	46,531	45,072	43,702	43,550	40,908
Money market	303,796	277,711	281,419	280,173	279,883
Time	197,339	214,019	234,642	258,112	253,799
Total deposits	$900,465	$890,906	$884,444	$915,900	$943,819

Loans

Total net loans amounted to $990.3 million at December 31, 2020 compared to $1.027 billion at September 30, 2020, for a net decrease of $36.5 million or 3.6 percent for the period.  The allowance for loan losses amounted to $13.0 million, or 1.30 percent of total loans at December 31, 2020 and $12.4 million or 1.22 percent of total loans excluding PPP loans at September 30, 2020.  Average loan balances for the quarter ended December 31, 2020 totaled $1.032 billion as compared to $1.046 billion for the quarter ended September 30, 2020, representing a 0.95 percent decrease.

At the end of the first fiscal quarter of 2021, the gross loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 66.4 percent and single-family residential real estate loans accounting for 23.2 percent.  Construction and development loans amounted to 7.6 percent and consumer loans represented 2.8 percent of the gross loan portfolio at such date.  The decrease in the gross loan portfolio at December 31, 2020 compared to September 30, 2020 primarily reflected decreases of $12.2 million in commercial loans net of the sale of $19.7 million of PPP loans, $9.6 million in residential mortgage loans, and $2.8 million in consumer loans, which were partially offset by an increase of $7.8 million in construction and development loans

The following table reflects the Company’s loan portfolio composition (excluding loans held for sale) as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Residential Mortgage	$232,481	$242,090	$246,215	$240,633	$234,738
Construction and Development:
Residential and commercial	73,000	65,703	56,999	52,313	49,095
Land	3,648	3,110	3,535	3,579	3,625
Total construction and development	76,648	68,813	60,534	55,892	52,720
Commercial:
Commercial real estate	478,808	495,398	506,180	515,692	525,745
Farmland	7,378	7,517	7,531	7,537	7,563
Multi-family	67,457	67,767	66,416	59,978	43,473
Commercial and industrial	101,852	116,584	115,899	96,574	99,494
Other	10,010	10,142	8,397	7,604	8,569
Total commercial	665,505	697,408	704,423	687,385	684,844
Consumer:
Home equity lines of credit	16,389	17,128	18,097	18,441	18,372
Second mortgages	9,097	10,711	11,704	12,393	13,179
Other	2,388	2,851	2,074	2,112	2,160
Total consumer	27,874	30,690	31,875	32,946	33,711
Total loans	1,002,508	1,039,001	1,043,047	1,016,856	1,006,013
Deferred loan costs, net	873	326	338	832	828
Allowance for loan losses	(13,035)	(12,433)	(11,067)	(10,556)	(9,962)
Loans Receivable, net	$990,346	$1,026,894	$1,032,318	$1,007,132	$996,879

At December 31, 2020, the Company had $115.7 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans totaled $16.2 million at December 31, 2020 and $16.7 million at September 30, 2020. The portfolio of non-accrual loans at December 31, 2020 was comprised of two commercial real estate loans with an aggregate outstanding balance of approximately $14.0 million, fourteen residential mortgage loans with an aggregate outstanding balance of approximately $1.9 million, and eleven consumer loans with an aggregate outstanding balance of approximately $282,000.  Subsequent to December 31, 2020, on January 4, 2021, a $6.6 million non-accrual TDR commercial real estate loan was returned to accruing status. The loan is performing in accordance with its modified terms and has a positive payment history.

At December 31, 2020, NPAs totaled $22.8 million, or 1.87 percent of total assets, as compared with $22.6 million, or 1.87 percent of total assets, at September 30, 2020.

OREO totaled $5.8 million at both December 31, 2020 and September 30, 2020.  Excluding the $5.8 million of OREO, NPAs totaled $17.0 million, or 1.39 percent of total assets at December 31, 2020, and $16.8 million, or 1.39 percent of total assets at September 30, 2020.

Performing TDR loans were $16.2 million at December 31, 2020 and $13.4 million at September 30, 2020. One commercial farmland loan in the amount of $2.3 million and one commercial and industrial loan in the amount of $549,000 were new TDRs as of the first fiscal quarter of 2021.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Non-accrual loans(1)	$16,240	$16,730	$8,871	$8,655	$8,649
Loans 90 days or more past due and still accruing	775	58	265	168	1
Total non-performing loans	17,015	16,788	9,136	8,823	8,650
OREO	5,796	5,796	5,796	5,796	5,796
Total NPAs	$22,811	$22,584	$14,932	$14,619	$14,446
Performing TDR loans	$16,229	$13,418	$13,640	$3,243	$3,460

NPAs / total assets	1.87%	1.87%	1.24%	1.18%	1.14%
Non-performing loans / total loans	1.70%	1.62%	0.88%	0.87%	0.86%
Net (recoveries) charge-offs	$(52)	$6,034	$(76)	$31	$2,283
Net (recoveries) charge-offs /average loans(2)	(0.02%)	2.31%	(0.03%)	0.01%	0.90%
Allowance for loan losses / total loans	1.30%	1.22%	1.08%	1.04%	0.99%
Allowance for loan losses / non-performing loans	76.6%	74.1%	121.1%	119.6%	115.2%

Total assets	$1,220,924	$1,208,275	$1,208,070	$1,240,337	$1,262,832
Total gross loans	1,002,508	1,039,001	1,043,047	1,016,856	1,006,013
Average loans	1,032,483	1,045,595	1,033,246	1,015,017	1,010,979
Allowance for loan losses	13,035	12,433	11,067	10,556	9,962

(1)	Nineteen loans totaling approximately $8.5 million, or 52.2 percent of the total non-accrual loan balance, were making payments as of December 31, 2020.
(2)	Annualized.

The allowance for loan losses at December 31, 2020 amounted to approximately $13.0 million, or 1.30 percent of total loans compared to $12.4 million, or 1.22 percent of total loans excluding PPP loans, a non-GAAP measure, at September 30, 2020.  The Company recorded a provision for loan losses in the amount of $550,000 during the fiscal quarter ended December 31, 2020. The Company recorded a provision for loan losses in the amount of $7.4 million during the fiscal quarter ended September 30, 2020, due primarily to impairments related to one New York City commercial real estate loan that was affected by the COVID-19 pandemic.

Capital

At December 31, 2020, total shareholders’ equity amounted to $143.3 million, or 11.73 percent of total assets, compared to $140.6 million, or 11.64 percent of total assets at September 30, 2020.  The Company’s capital position provides a source of strength and continues to significantly exceed all regulatory capital guidelines.  The Bank’s common equity Tier 1 capital ratio was 15.74 percent, Tier 1 leverage ratio was 12.95 percent, Tier 1 risk-based capital ratio was 15.74 percent and the total risk-based capital ratio was 17.00 percent.  At September 30, 2020, the Bank’s common equity Tier 1 capital ratio was 15.40 percent, Tier 1 leverage ratio was 12.78 percent, Tier 1 risk-based capital ratio was 15.40 percent and the total risk-based capital ratio was 16.64 percent.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains representative offices in Wellington, Florida, and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized investment advisory services to individuals, families, businesses and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including recent changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2020 Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to continue to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0 percent, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2020	September 30, 2020
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$83,764	$16,386
Interest-bearing deposits in depository institutions	25,458	45,053
Total cash and cash equivalents	109,222	61,439
Investment securities available for sale, at fair value (amortized cost of $35,239 and $31,658 at December 31, 2020 and September 30, 2020, respectively)	35,224	31,541
Investment securities held to maturity (fair value of $14,745 and $15,608 at December 31, 2020 and September 30, 2020, respectively)	14,161	14,970
Restricted stock, at cost	9,327	9,622
Loans receivable, net of allowance for loan losses	990,346	1,026,894
Other real estate owned	5,796	5,796
Accrued interest receivable	4,051	3,677
Operating lease right-of-use-assets	2,479	2,638
Property and equipment, net	6,154	6,274
Deferred income taxes, net	3,601	3,680
Bank-owned life insurance	25,564	25,400
Other assets	14,999	16,344
Total assets	$1,220,924	$1,208,275
LIABILITIES
Deposits:
Non-interest bearing	$49,264	$50,422
Interest-bearing	851,201	840,484
Total deposits	900,465	890,906
FHLB advances	130,000	130,000
Secured borrowings	—	4,225
Other borrowings	5,000	—
Subordinated debt	24,816	24,776
Advances from borrowers for taxes and insurance	1,881	1,741
Accrued interest payable	1,078	728
Operating lease liabilities	2,512	2,671
Other liabilities	11,906	12,635
Total liabilities	1,077,658	1,067,682
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,804,469 and 7,609,953 issued and outstanding, respectively, at December 31, 2020, and 7,804,469 and 7,609,953 shares issued and outstanding, at September 30, 2020	76	76
Additional paid in capital	85,195	85,127
Retained earnings	62,661	60,388
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,010)	(1,047)
Accumulated other comprehensive loss	(793)	(1,088)
Treasury stock, at cost: 194,516 shares and 194,516 shares at December 31, 2020 and September 30, 2020, respectively	(2,863)	(2,863)
Total shareholders’ equity	143,266	140,593
Total liabilities and shareholders’ equity	$1,220,924	$1,208,275

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(in thousands, except for share data)	2020	2019
(unaudited)
Interest and Dividend Income
Loans, including fees	$10,076	$10,926
Investment securities, taxable	347	215
Investment securities, tax-exempt	24	39
Dividends, restricted stock	141	188
Interest-bearing cash accounts	8	472
Total Interest and Dividend Income	10,596	11,840
Interest Expense
Deposits	2,257	3,737
Short-term borrowings	45	—
Long-term borrowings	607	832
Subordinated debt	383	383
Total Interest Expense	3,292	4,952
Net interest income	7,304	6,888
Provision for Loan Losses	550	2,150
Net Interest Income after Provision for Loan Losses	6,754	4,738
Other Income
Service charges and other fees	247	259
Rental income-other	54	54
Net gains on sale of investments	355	—
Net gains on sale of loans	404	3
Earnings on bank-owned life insurance	164	127
Total Other Income	1,224	443
Other Expense
Salaries and employee benefits	2,272	2,125
Occupancy expense	542	582
Federal deposit insurance premium	76	(3)
Advertising	32	22
Data processing	328	278
Professional fees	663	441
Net other real estate owned expense	28	71
Pennsylvania shares tax	170	170
Other operating expenses	861	736
Total Other Expense	4,972	4,422
Income before income tax expense	3,006	759
Income tax expense	733	(26)
Net Income	$2,273	$785
Earnings per common share
Basic	$0.30	$0.10
Diluted	$0.30	$0.10
Weighted Average Common Shares Outstanding
Basic	7,525,808	7,665,842
Diluted	7,526,376	7,665,842

MALVERN BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2020	9/30/2020	12/31/2019
(unaudited)
Statements of Operations Data
Interest income	$10,596	$10,340	$11,840
Interest expense	3,292	3,620	4,952
Net interest income	7,304	6,720	6,888
Provision for loan losses	550	7,400	2,150
Net interest income after provision for loan losses	6,754	(680)	4,738
Other income	1,224	692	443
Other expense	4,972	4,558	4,422
Income before income tax expense	3,006	(4,546)	759
Income tax expense	733	(1,043)	(26)
Net income	$2,273	$(3,503)	$785
Earnings (per Common Share)
Basic	$0.30	$(0.46)	$0.10
Diluted	$0.30	$(0.46)	$0.10
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$35,224	$31,541	$23,723
Investment securities held to maturity (fair value of $14,745, $15,608, and $20,670, respectively)	14,161	14,970	20,578
Loans, net of allowance for loan losses	990,346	1,026,894	996,879
Total assets	1,220,924	1,208,275	1,262,832
Deposits	900,465	890,906	943,819
FHLB advances	130,000	130,000	133,000
Subordinated debt	24,816	24,776	24,658
Shareholders' equity	143,266	140,593	143,535
Common Shares Dividend Data
Cash dividends	$-	$-	$-
Weighted Average Common Shares Outstanding
Basic	7,525,808	7,522,199	7,665,842
Diluted	7,526,376	7,522,360	7,665,842
Operating Ratios
Return on average assets	0.74%	(1.15%)	0.26%
Return on average equity	6.38%	(9.54%)	2.19%
Average equity / average assets	11.64%	12.05%	11.71%
Book value per common share (period-end)	$18.83	$18.47	$18.48
Non-Financial Information (Period-End)
Common shareholders of record	388	385	384
Full-time equivalent staff	80	82	89